EXHIBIT 3.40

CSL Tennessee Realty, LLC
A Delaware Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

CSL Tennessee Realty, LLC
A Delaware Limited Liability Company

THIS OPERATING AGREEMENT is made and entered into as of the 30th day of January, 2015, by CSL National, LP, a Delaware limited partnership, and CSL Tennessee Realty Partner, LLC, a Delaware limited liability company (together, the “Members”).

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the Delaware Limited Liability Company Act set forth in Title 6, Chapter 18 of the Delaware Code.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Certificate” shall mean the Certificate of Formation, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Certificate.

“Distributions” shall mean distributions of cash or other property made by the Company to the Members from any source.

“Interest” shall mean all of the rights created under this Agreement or the Act of the Members with respect to the Company and the Company’s assets and property.

“Manager” or “Managers” shall mean any person or entity that becomes a manager in accordance with the terms of this Agreement.

“Members” shall refer to CSL National, LP, a Delaware limited partnership, and CSL Tennessee Realty Partner, LLC, a Delaware limited liability company, and their successors and assigns.

“Sharing Ratio” shall mean and refer to each respective Member’s ownership interest in the Company expressed as a percentage.  The Sharing Ratio for each Member is set forth opposite such Member’s name in Section 3.1 of this Agreement.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1                     Company Formation.  The Company has been formed as a limited liability company under and pursuant to the Act. The Managers shall file the Certificate and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of Delaware. The Managers may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2                     Name of Company.  The name of the Company shall be as set forth in the Certificate.

SECTION 2.3                     Purposes.  The Company may have any lawful purpose as determined by the Members.

SECTION 2.4                     Registered Office and Agent; Principal Office.  The registered office of the Company in the State of Delaware shall be such place in the State of Delaware as the Managers shall designate. The registered agent shall be The Corporation Trust Company. The principal office of the Company shall be 4001 Rodney Parham Road, Little Rock, Arkansas 72212, or such other place as the Managers shall designate.

SECTION 2.5                     Commencement and Term.  The Company commenced upon the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue in perpetuity, unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, INTERESTS, LIMITED LIABILITY OF MEMBERS,
RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1                     Initial Contributions and Interest.  The Members have previously contributed their initial contributions to the Company and have received 100% of the Interests in the Company with such Interests being held as follows:

CSL National, LP	99.9%

CSL Tennessee Realty Partner, LLC	0.1%

SECTION 3.2                     Limited Liability of the Members.  The Members shall have no personal liability for any debts or losses of the Company beyond their Interest, except as provided by law. Other than as provided in this Agreement and as may be required under the Act, the Members shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

SECTION 3.3                     Additional Contributions; Interest.  The Members shall not be entitled to receive any interest on their contributions to the capital of the Company. The Members may make additional capital contributions to the Company as they may determine.

SECTION 3.4                     Additional Members.  Subject to compliance with Article IV herein, the Manager may admit additional Members from time to time upon terms and conditions determined by the Members.

SECTION 3.5                     Actions By the Members.  In exercising the voting or other approval rights provided herein or under the Act or to conduct any other business of the Company, the Members may act through meetings or by unanimous written consent or unanimous electronic transmission without a meeting.  Any such written or electronic transmission consent shall be filed with the minutes of the proceedings of the Members of the Company.

SECTION 3.6                     Capital Accounts.  A capital account shall be established and at all times maintained for each Member in accordance with the rules set forth in Treasury Regulation §1.704-1(b)(2)(iv).

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1                     Management Identification of Company in Contracts.  The management of the Company shall be vested in the Managers of the Company appointed by the Members. In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2                     Number, Tenure and Qualifications of Managers.  The Manager(s) of the Company shall be appointed from time to time by the Members.  Managers are not required to be residents of Delaware or Members of the Company. The Managers as of the date of this Agreement shall be John P. Fletcher and Jeff Small to serve until their successors are duly appointed.

SECTION 4.3                     Exclusive Control of Managers.  Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company.

SECTION 4.4                     Officers.

(a)                                 The Company shall also have officers to conduct the day-to-day management of the Company. The officers of the Company shall be chosen by the Managers and shall include a President, Chief Financial Officer, one or more Vice Presidents, Treasurer, and a Secretary. The Managers may appoint such other officers and agents as it shall deem desirable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers. Any number of offices may be held by the same person. Officers of the Company need not be residents of Delaware or Members of the Company.

(b)                                 The officers shall report to and serve at the discretion of the Managers. The officers shall hold office until their successors are duly appointed and qualified or until their earlier death, disability or removal. Any officer may be removed, with or without cause, at any time by the action of the Managers.

SECTION 4.5                     Limitations on Powers of Manager and Officers.  Notwithstanding the authority granted to the Managers and the officers in this Article IV, without the prior written approval of the Members, neither the Managers nor any officer shall have any authority to:

(a)                                 Do any act in contravention of the Certificate, this Agreement or the Act;

(b)                                 Admit a person as a Member of the Company;

(c)                                  Cause or permit the Company to redeem or repurchase any Interest;

(d)                                 Sell all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(e)                                  Cause or permit the Company to merge or consolidate with any other entity; or

(f)                                   Terminate or dissolve the Company, except as provided in Article VI.

SECTION 4.6                     Other Business of Members and Managers.  Any Member or Manager may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Company nor the Members shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement. Nothing herein shall be deemed to negate or modify any separate agreement among the Managers, the Members and the Company, or any of them, with respect to restrictions on competition.

SECTION 4.7                     Actions By the Managers.  Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, if all of the Managers consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Managers.

ARTICLE V

ALLOCATION OF PROFIT AND LOSS

SECTION 5.1                     Allocation of Net Profit and Net Loss From Operations.  Net Profits and Net Losses of the Company, and all other items of income, deduction, gain and credit, shall be allocated to the Members in accordance with their Sharing Ratios, except as provided below in Sections 5.2-5.3.

SECTION 5.2                     Special allocations.  Notwithstanding Section 5.1 of this Article V:

(a)                                 Company Minimum Gain Chargeback.  If there is a net decrease in the Company’s minimum gain as defined in Treasury Regulations § 1.704-2(d) during a taxable year of the Company, then, the capital accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in minimum gain.  This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement of § 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.

(b)                                 Member Minimum Gain Chargeback.  If during a taxable year of the Company there is a net decrease in Member nonrecourse debt minimum gain, as defined in Treasury Regulation § 1.704-2(i)(3), then each Member with a share of that Member nonrecourse debt minimum gain shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in Member nonrecourse debt minimum gain.  This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement of § 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)                                  Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a deficit capital account or such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the capital account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit capital account so created as quickly as possible.  It is the intent that this Section 5.2(c) be interpreted to comply with the alternate test for economic effect set forth in § 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d)                                 Tax Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value.

SECTION 5.3                     Interim Distributions.  From time to time, the Members shall determine in their reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any.  To the extent such excess exists (considering debt owed to Members or their affiliates), the Members may make distributions to themselves in accordance with the Sharing Ratios.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1                     Dissolution of the Company.  The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a)                                 upon the written direction of the Members; or

(b)                                 the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 6.2                     Winding Up and Liquidation.

(a)                                 Upon the dissolution of the Company, its affairs shall be wound up as soon as practicable thereafter by the Members. Except as otherwise provided in subsection (c) of this Section 6.2, in winding up the Company and liquidating the assets thereof, the Managers, or other person so designated for such purpose, may arrange for the collection and disbursement to the Members of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including persons related to the Members, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b)                                 Upon the dissolution of the Company, the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i)                                     to the payment of or provision for all debts, liabilities, and obligations of the Company to any person, and the expenses of liquidation;

(ii)                                  to the Members in proportion to the positive balances, if any, in their respective capital accounts, until the capital accounts of all Members have been reduced to zero; and

(iii)                               to the Members in accordance with their Interests

(c)                                  Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VII

WITHDRAWAL OF MEMBER AND TRANSFER OF INTERESTS

SECTION 7.1                     Transfer.  The Members may transfer or assign their Interests at any time upon such terms and conditions as it may determine.

SECTION 7.2                     Effect of Withdrawal.  The Company shall not be dissolved by the dissolution or other event of withdrawal of a Member if any Member remains to carry on the business of the Company.

ARTICLE VIII

BOOKS; DEPOSITORY ACCOUNTS;
ACCOUNTING REPORTS; ELECTIONS

SECTION 8.1                     Books of Account.  At all times during the continuance of the Company, the Managers shall maintain or cause to be maintained financial records and books of account showing all assets, liabilities, profits, losses, and records necessary for recording the Company’s business and affairs.

SECTION 8.2                     Depository Accounts and Investment of Funds.  The Managers or officers designated by the Managers may open and maintain on behalf of the Company one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited.

ARTICLE IX

INDEMNIFICATION OF MANAGERS AND OFFICERS

SECTION 9.1                     Limitation of Liability.

(a)                                 To the fullest extent permitted by the Act as it now exists or may hereafter be amended, no Manager of the Company shall be liable to the Company or the Members for monetary damages arising from a breach of fiduciary duty owed to the Company or the Members.

(b)                                 Any repeal or modification of the foregoing paragraph by the Company or the Members shall not adversely affect any right or protection of a Manager of the Company existing at the time of such repeal or modification.

SECTION 9.2                     Indemnification.

(a)                                 To the fullest extent permitted by law, every person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a Manager, officer, employee, or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation or limited liability company, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless against all expenses, liabilities, and losses (including attorneys’ fees), judgments, fines, and amounts paid or to be paid in settlement, actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if the Indemnified Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which the Indemnified Person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful.

(b)                                 The Company has the power to indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnified Person was or is a Manager, officer, employee, or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation or limited liability company, or as its representative in a partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Person in connection with the defense or settlement of such action or suit if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company (measured as aforesaid) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the Indemnified Person’s duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)                                  To the extent that a Manager, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) or (b), or in defense of any claim, issue or matter therein, the Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)                                 Any indemnification under subparagraphs (a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subparagraphs (a) or (b). Such determination shall be made by the Managers (but excluding any Manager who was a party to such action, suit or proceeding) if any such Managers were not parties to such action, suit or proceeding supported by independent legal counsel in a written opinion. If all of the Managers were parties to such action, suit, or proceeding, then such determination shall be made by the Members provided the Members are not a party to such action, suit, or proceeding supported by independent legal counsel in a written opinion.

(e)                                  The indemnification provided by this Section 9.2 shall not be deemed exclusive of any other rights to which those indemnified may be, or hereafter become, entitled under any law, agreement, or otherwise, both as to action in the Indemnified Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Manager, officer, employee, or agent of the Company and shall inure to the benefit of the heirs and personal representatives of such person.  The indemnification provided by this Section 9.2 shall be a contract right that may be enforced in any lawful manner by such Indemnified Person.

SECTION 9.3                     Insurance.  The Company may purchase and maintain insurance on behalf of its Managers, officers, employees and agents and those persons who were serving at the request of the Company in any capacity in another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any Manager, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the Company of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Company with respect to such payment.

SECTION 9.4                     Merger or Consolidation.  For purposes of this Article, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers and employees or agents, so that any person who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

SECTION 9.5                     Savings Clause.  If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under Section 9.2 of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1              Waiver of Provisions.  The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

SECTION 10.2              Amendment, Interpretation and Construction.  Any modification or amendment to this Agreement must be in writing signed by the Members. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 10.3              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 10.4              Partial Invalidity.  In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 10.5              Binding on Successors.  The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Members and their successors and assigns.

SECTION 10.6              Statutory Provisions.  Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 10.7              Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 10.8              Determination of Matters Not Provided For In This Agreement.  The Managers shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

SECTION 10.9              Tax Treatment.  Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first written above.

MEMBERS:

CSL NATIONAL, LP

By:	CSL National GP, LLC

	By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive Vice President, Secretary & General Counsel

CSL TENNESSEE REALTY PARTNER, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, Secretary & General Counsel

SIGNATURE PAGE TO CSL TENNESSEE REALTY, LLC

OPERATING AGREEMENT